Exhibit 10.9

Guangzhou City

Labor

Contract

Employer (Party A) : Guangzhou Leizig Electro-Mechanical Co., LTD

Address (Party A) : Leizig Industrial Zone, No.383 Jiangren 3rd Road, Renhe Town, Baiyun District, Guangzhou, People’s Republic of China

Job (Party B) : Wei Chunyan

Labor contract Policy and Regulation consulting telephone: 12345

Instructions for use

1. When an employer and an employee sign a labor contract, both parties shall read the labor contract carefully. Once a labor contract is signed in accordance with the law, it shall have legal effect and both parties shall strictly perform it.

2. The labor contract shall be effective only when it is personally signed and sealed by the legal representative (or authorized agent) of the employer (Party A) and the employee (Party B) and stamped with the official seal of the employer (or special seal for labor contract).

3. Blank fields in the model contract shall be filled in clearly after being determined by both parties through negotiation; If you do not need to fill in the blank field, please type “/”.

4. Party B’s work content and its category (management or professional technology/worker) shall be clearly stipulated with reference to the occupational classification and skill standards stipulated by the State. The scope and conditions of modification may be stipulated in Article 12 of the model contract.

5. The working hours system is divided into three types: standard, irregular time and comprehensive calculation of working hours. If it is approved by the human resources and social security department to implement the indefinite time and comprehensive calculation of working hours system, it shall be indicated and agreed on its specific contents in Article 12 of this model text.

6. The wages agreed on for normal working hours shall be specific and clear, and shall not be lower than the city’s minimum wage standard for the year; Where piecework wages are implemented, they may be listed in Article 12 of this model text, or a supplementary agreement may be signed.

7. The trade union of the unit or the representative elected by the staff and workers may negotiate collectively with the employing unit on matters such as wages, working hours, rest and holidays, labor safety and health, insurance and welfare, and sign a collective contract according to law. The labor standards in a labor contract concluded between an individual worker and the employing unit shall not be lower than those stipulated in the collective contract.

8. After the parties reach a consensus through consultation, the modification of the terms of the model labor contract or the agreement on matters not covered may be specified in Article 12 of the model labor contract, or a supplementary agreement may be signed separately through consultation. The supplementary agreement signed separately shall be annexed to the labor contract and shall be performed together with the labor contract.

9. When signing the labor contract, please use a pen or signature pen to fill in the writing must be clear, and not unilaterally altered.

10. This article is not applicable to part-time employment.

Party A (employer) :	Party B (employee) :

Name: Guangzhou Leizig Electro-Mechanical Co., LTD	Name: Wei Chunyan

Legal representative (main responsible person) :	Id Number:_________________

Lin Bin	Household registration address: No.17, Twelve Team, Pingxi Village, Huashan Town, Huadu District, Guangzhou

Mailing address: Leizig Industrial Zone, No.383, Renhe 3rd Road, Zhenjiang, Baiyun District, Guangzhou	Mailing Address: 202, Building 3, No.18, Longzhu Road, Xinhua Street, Huadu District, Guangzhou

Contact: Zhang Suzhu	Mailing Address: _________________

Contact No.: _________________	Contact No.: _________________

Party A and Party B enter into this Contract in accordance with the Labor Contract Law of the People’s Republic of China (hereinafter referred to as the Labor Contract Law) and relevant national, provincial and municipal regulations, in accordance with the principles of legality, fairness, equality, voluntariness, consensus through consultation, good faith.

I.	Term and probationary period of the Contract

I.	Term of the Contract

Party A and Party B shall establish the labor relationship from the date when Party B reports for work, and both parties agree to determine the term of this Contract in 1.1 way below.

1.1	This contract has a fixed term: From April 1st, 2023 to April 1st, 2026.

1.2	No fixed term: from / year / month / day until the statutory termination conditions arise.

1.3	For the completion of a certain task: from / year / month / day to the completion of the task, marked by / .

2.	Probation period

The Parties agree to determine the probationary period (including the probationary period during the contract period) in 2.1 way below:

2.1	No probationary period.

2.2	The probationary period begins from / year / month / day to / year / month / day .

(Party A shall implement the assessment system for permanent employment. Party B shall submit a written assessment/application for permanent employment within 7 working days prior to the expiry of the agreed probation period. After passing the assessment by Party A, Party B shall be transferred to the permanent employment. If Party B fails to complete the formalities before the probation period due to failure to submit the written assessment/application within the prescribed time, Party B shall bear the consequences. If Party B is absent from work for more than 5 working days, the probation shall be suspended and the probation period shall be extended accordingly.)

II.	Probationary period Provisions

During the probation period, if Party B has any of the following circumstances, it shall be deemed that Party B does not meet Party A’s employment conditions, and Party A may terminate this Contract without paying economic compensation:

3.1	Party B shall submit to Party A forged, altered or fraudulently obtained identity cards, certificates of academic qualifications (degrees, professional titles), certificates of qualifications (skills), and various documents or certification documents issued by relevant units or organizations.

3.2	The contents listed in the personal resume and Job Application Registration Form do not conform to the real situation; Or providing false certificates or giving false descriptions of matters that are of interest to Party A.

3.3	Failing to go through the entry procedures or prepare the relevant entry materials as required by Party A before the probation period expires.

3.4	Concealing the fact of illness or failing to pass the physical examination or submitting a false entry physical examination report to the employer.

3.5	Concealing the fact of existing labor relations with other units.

3.6	Committing any illegal or criminal act during the probation period, or being punished by the Law on Penalties for Public Security Administration.

3.7	During the probation period, the employee is absent from work for a total of 5 days due to work or illness or non-work injury.

3.8	Those who arrive late or leave early more than 10 times (inclusive) or are absent from work for more than 1 day (inclusive) during the probation period.

3.9	Causing economic losses of 1,000 yuan to the employing unit in one time.

3.10	In the course of work, due to mistakes or skill defects, other posts related to work processes have to rework, stop work for up to 4 hours, or extend working hours for more than 2 hours within 1 working day.

3.11	Those who are found not to meet the working requirements of the employer or fail to pass the assessment or are deemed not to meet the requirements of the position by the supervisor.

3.12	Being inactive or procrastinating, failing to complete the work tasks on time with quality and quantity as required by the company.

3.13	During the probation period, due to violation of the company’s “Employee Manual” and employee code of conduct, reward and punishment management system and various published rules and regulations, the employer issued a warning or above punishment.

3.14	Contradicting the leader, disobeying (listening to) the work arrangement, or having conflicts with other employees;

3.15	Other circumstances in accordance with the “contract termination” stipulated in the Labor Contract Law.

III.	Work content and work place

4.	Party B’s position is Financial manager (Position category: ☒ Management personnel; ☐ Office staff; ☐ Production and support personnel), Party A has the right to adjust Party B’s work in the same position category according to the needs of business work, such adjustment does not belong to the adjustment of work content/position, and there is no need to modify this contract.

5.	Party A may make appropriate temporary adjustments to the positions employed by Party B according to business needs and Party B’s actual ability. The term “temporary adjustment” means that the period of adjustment is generally not more than one year, the salary agreed in the contract remains unchanged and no modification is made to the corresponding terms of the contract. If Party A intends to make any non-temporary adjustment to the position employed by Party B, it shall, after consultation with Party B and reaching a consensus, amend all or part of the terms hereof before making such adjustment.

6.	If Party B is not qualified for such job requirements, Party A shall have the right to adjust Party B’s position. The term “incompetent” refers to the performance appraisal conducted by Party A on Party B. Party B’s score for two consecutive months is lower than 70 points (100 points) /7 points (10 points) or the score for three months within six months is lower than 70 points /7 points.

7.	Party B’s work place: Guangzhou (☒ Guangzhou; ☐ nationwide).

IV.	Working hours and rest and leave

8.	Our company practices a standard working hour system, which means that the working hours are 8 hours per day, 5 days per week, with no more than 40 hours per week and at least one day off per week.

9.	On the premise of conforming to national regulations, Party A may adjust Party B’s working hours according to actual working requirements, and Party B must obey.

10.	Party A shall implement the relevant work, rest and leave system as prescribed by law and supplemented by the enterprise according to law, and shall grant Party B paid leave such as holiday leave, annual leave, marriage leave, funeral leave, maternity leave, nursing leave, etc. The salary standard and calculation method of paid leave salary shall be based on the basic salary agreed in the contract. For other relevant provisions, please refer to the Employee Manual and other rules and regulations promulgated by Party A.

V.	Labor compensation

11.	Party B’s wage rate for normal working hours shall be in the form of (11.1) below.

11.1	Hourly wage;

11.2	The unit price of each product shall be implemented according to the unit price promulgated by the company; If the unit price of the product is not set or other special circumstances can not be calculated, the hourly wage shall be used.

12.	Where the hourly wage is implemented, the salary shall consist of the following parts:

12.1	Basic salary: RMB 3500 Yuan per month before tax after being transferred to the company, and RMB / Yuan per month before tax during the probation period;

12.2	Post allowance: RMB 1500 Yuan before tax/month after normalization, and RMB Yuan before tax / month during probation;

12.3	Technical allowance: RMB 4100 Yuan before tax/month after normalization, and RMB / Yuan before tax / month during probation;

12.4	Performance bonus: RMB 3900 Yuan before tax/month before tax after becoming regular, and RMB / Yuan before tax/month during probation; The bonus shall be paid according to Party B’s work performance and Party A’s relevant regulations; The performance appraisal results of Party B during the probation period shall be taken as the basis for his/her conversion and shall not be linked with the performance bonus of the employees.

12.5	The above salary and various allowances shall be converted based on the actual number of days that Party B has worked for Party A.

13.	Party B shall strictly abide by the confidentiality provisions of salary and benefits. Party B shall only discuss with his immediate superior and the HR manager in charge of compensation and benefits matters concerning his personal compensation and benefits. Any violation of the compensation confidentiality provisions will have a serious impact on Party A’s management work and corporate culture. If Party B violates the salary confidentiality provisions, Party A will impose severe punishment on Party B or terminate the labor contract for serious violation of rules and regulations.

14.	If Party A arranges Party B to work overtime due to business needs, Party A shall arrange Party B to take the same time off in accordance with relevant national regulations or calculate the overtime pay based on the basic salary set out in Article 12.1 of this Contract.

15.	Party A shall implement an overtime examination and approval system. If Party B works overtime, it shall apply in writing in advance and obtain a written certificate signed by the superior or manager and confirmed by the human resources Department of the Company. Otherwise, the overtime work shall be deemed invalid and Party A shall not need to provide supplementary time off or pay overtime wages.

16.	The wages of sales positions and other positions calculating commission and piecework positions have included all the subsidies for extended working hours. If the personnel of such positions apply for overtime work, they will not be provided with additional subsidies or rest transfer.

17.	If Party B needs to extend working hours (production) to complete work (production) tasks due to low work (production) efficiency, it shall not be regarded as overtime work, and Party A shall not be required to take compensatory leave or pay overtime wages.

18.	Party A shall pay Party B wages on 15-20 days (or weeks /) of each month. In case of holidays or rest days, Party A may advance or postpone the payment.

VI.	Social Insurance

19.	Party A and Party B shall participate in social insurance and pay social insurance premiums in accordance with relevant regulations of the state, province and city. Party B shall bear part of the social insurance fees payable by itself. Party A shall withhold and pay part of the social insurance premium and individual income tax paid by Party B.

20.	In case of illness or non-work-related injury of Party B, Party A shall provide Party B with a medical treatment period and medical treatment in accordance with the regulations of the State and Guangzhou. The wages during the sick leave period shall be paid according to the relevant regulations of Party A. If Party B is unable to perform his/her original post after the statutory medical period, Party A shall have the right to make appropriate adjustments to his/her post, and Party B shall obey.

21.	If Party B suffers from occupational disease, work-related injury or work-related death, Party A shall handle the case according to the national and provincial work-related injury insurance laws and regulations.

VII.	Labor protection, working conditions and protection against occupational hazards

22.	Party A shall, in accordance with the relevant national, provincial and municipal regulations on labor protection, provide Party B with a workplace that meets the national labor health standards and effectively protect Party B’s safety and health in production work. Party A shall truthfully inform Party B of any occupational disease hazards that may occur in the course of Party B’s work and protect Party B’s health and related rights and interests in accordance with the Occupational Disease Prevention and Control Law.

23.	Party A shall, in accordance with relevant regulations of the state, issue necessary labor protection articles to Party B and arrange free annual physical examination for Party B according to the regulations of labor protection.

24.	Party A shall, in accordance with relevant national and local regulations, do a good job of labor protection for female employees and underage workers.

25.	Party B shall have the right to refuse and terminate this labor Contract at any time if Party A commands or forces Party A to take risks and endanger personal safety. Party B shall have the right to demand correction and report or file a complaint with the relevant authorities against Party A and its management personnel for disregarding Party B’s safety and health.

VIII.	Change, rescission or termination of the labor contract

26.	Party A and Party B may modify the relevant contents of the labor contract or terminate a fixed term contract, a non-fixed term contract or a contract for the completion of a certain task if the conditions stipulated in the Labor Contract Law are met or if the parties reach an agreement through negotiation.

27.	In case of modification of the labor contract, both parties shall sign the modified labor contract or the Modification of Labor Contract Agreement as an annex to this Contract.

28.	This labor contract shall be terminated if the termination conditions stipulated in the Labor Contract Law arise.

29.	If either party wishes to terminate the Contract in advance, it shall notify the other party in writing thirty days in advance (three days in advance for the probation period). Party A shall terminate the labor contract for Party B after Party B completes the handover of work and clears all creditor’s rights and debts.

30.	When rescinding or terminating the labor contract, Party A shall issue a certificate of rescission or termination of the labor contract, and handle the formalities for the transfer of files and social insurance relations for Party B within 15 days. Party B shall handle the handover of work as agreed by both parties.

IX.	Payment of economic compensation and medical subsidies

31.	Upon rescission or termination of this Contract, the payment of economic compensation and medical compensation shall be subject to the Labor Contract Law and relevant regulations of the state, province and municipality.

32.	Other liability for compensation:

32.1	If Party A rescinds the labor contract in violation of the terms and conditions agreed herein or enters into an invalid labor contract due to Party A, thereby causing damage to Party B, Party A shall compensate Party B for such loss.

32.2	If Party B rescinds the labor contract in violation of the terms and conditions agreed herein and thus causes damage to Party A, Party B shall compensate Party A for such loss.

32.3	If Party B violates the confidentiality of trade secrets agreed herein and causes damage to Party A, Party B shall compensate Party A for such loss and pay liquidated damages.

32.4	If Party A has assigned Party B to participate in special training and the two parties have signed a service contract, if Party B breaches the contract, it shall pay liquidated damages in accordance with the contract.

X.	Notice and Service

33.	All notices, documents, documents and materials sent or provided by the parties to each other during the performance of this Contract may be delivered in person or at the mailing address specified herein.

34.	If Party B fails to fill in the mailing address or fill in the mailing address incompletely in this contract, the mailing address shall be deemed to be the same as the household address.

35.	Party B shall promptly notify Party A in writing of any change in its correspondence address. If Party B fails to timely notify Party A in writing of the change of mailing address, the notices, documents, legal documents and materials sent by Party A to Party B at the original mailing address shall be deemed to have been served if the visa application is rejected, the person is not found or the materials are returned.

36.	If Party B does not want to receive paper notices, documents, legal documents, materials, etc., Party A may send electronic versions of such materials to the email address designated by Party B: (If you fill in the email address, this mailing method shall be regarded as the default one.)

XI.	Resolution of disputes arising from the performance of this Contract

37.	If Party B believes that Party A infringes on its legitimate rights and interests, it may lodge a complaint with Party A or report to Party A’s trade union for settlement. In case of any dispute arising from the performance of this contract, both parties shall first settle the dispute through negotiation. If no agreement can be reached through negotiation, either party may apply to Party A’s labor dispute mediation committee for mediation within 30 days from the date of occurrence of the dispute, or apply to Party A’s Labor dispute arbitration committee for arbitration within 60 days.

38.	If the terms of this contract are not in conformity with the newly promulgated laws, regulations and rules of the state, province and municipality, the new laws, regulations and rules shall prevail.

XII.	Through consultation, both parties agree to add the following contents:

39.	To ensure Party B’s compliance with Party A’s confidentiality system, the following terms and conditions are hereby agreed upon by both parties on the principle of equality, voluntariness and consensus with respect to Party B’s confidentiality obligations and non-competition obligations to Party A:

39.1	Definition of trade secrets. All of Party A’s business information and technical information that is not known to the public and can bring economic benefits to Party A and has usability shall be Party A’s trade secrets.

39.1.1	Business information shall include but not be limited to the following contents: information related to all partners and trade secrets, business correspondence, customer lists, marketing plans, procurement materials, pricing policies, undisclosed financial information, purchase channels, production and marketing strategies, bidding bottom prices and contents of bidding documents in bidding, and other contents considered to be business information secrets.

39.1.2	Technical information includes but is not limited to the following contents: technical schemes (including test schemes), computer software, research and development designs, technical indicators, databases, technical documents and other contents considered to fall within the category of technical secrets.

39.2	During the term of office of Party A and after leaving office, Party B shall comply with the confidentiality rules and regulations stipulated by Party A and perform the confidentiality duties corresponding to his/her post. Specific obligations are as follows:

39.2.1	Party B undertakes not to disclose, inform, publish, publish, transmit, transfer or otherwise make any third party (including other employees of Party A who are not allowed to know the secret according to the confidentiality system) any technical secret or other trade secret that belongs to Party A or that Party A requires to keep confidential despite belonging to others without consent of Party A. Nor shall Party B use such confidential information outside the performance of its duties.

39.2.2	No matter for what reason, Party B shall, after leaving office for any reason, keep confidential the technical secrets and other trade secrets that Party A or a third party has come into contact with or known to Party A or that Party A requires it to keep confidential, and shall not use such confidential information without authorization.

39.2.3	All documents, materials, charts, notes and reports, letters, faxes, tapes, disks, instruments and other carriers in any form that Party B holds or keeps for the purpose of its work shall be owned by Party A, and Party B shall be obliged to keep such secret information confidential during his/her term of office regardless of whether such secret information has commercial value. Party B shall return the above-mentioned documents and carriers to Party A upon resignation.

39.2.4	Where Party A’s confidentiality rules and regulations do not provide for or are unclear, Party B shall, in a prudent and honest manner, take any necessary and reasonable measures to maintain the confidentiality of any technical or trade secret information belonging to Party A or a third party that Party A requires it to keep confidential.

39.3	Party B undertakes to keep Party A’s trade secrets confidential after leaving office for whatever reason, and within 2 years after leaving office, shall not assume any post in any other enterprise, institution or social organization that produces or operates similar products or services with Party A without prior written consent of Party A. Including shareholder, partner, director, supervisor, manager, employee, agent, consultant, etc. And shall not operate any products or services that have a competitive relationship with Party A; And shall not harm Party A’s legitimate rights and interests by any means. Party A shall pay Party B the non-compete compensation on a monthly basis while Party B is in office or during the period of non-compete according to law; otherwise, the non-compete shall be deemed invalid.

39.4	If Party B breaches any of the provisions of the confidentiality obligation and the non-competition obligation hereof, it shall pay Party A a liquidated damages of 100,000 Yuan in one lump sum within 15 days. If the liquidated damages mentioned above are not sufficient to cover the actual losses of Party A, Party B shall compensate Party A according to the actual losses.

40.	Intellectual Property

40.1	Related definitions:

40.1.1	“Intellectual Property rights” means worldwide patents, trademarks, Copyrights, industrial designs, know-how, trade secrets, integrated circuit layouts and/or other intellectual property rights, and the corresponding subject matter, power, application right and enforcement right.

40.1.2	“Resignation” refers to any circumstances in which the employee resigns automatically, the labor contract is rescinded or terminated, termination by consensus, dismissal by Party A for serious violations of laws and disciplines, termination upon expiration of the contract, etc.

40.1.3	“Affiliated Enterprise” means a company that directly or indirectly owns or controls its finance, technology, production, procurement, market or personnel, or a company that directly or indirectly owns or controls its finance, technology, production, procurement, market or personnel by a third party.

40.1.4	“Creation” means any act that produces or is sufficient to produce intellectual property rights and (or) confidential information, including but not limited to invention, creation, development, design, work, discovery, improvement, updating, acquisition or execution.

40.1.5	“Creation document” means the documents and (or) various confidential information documents that may or may be sufficient to generate intellectual property rights in the process of creation, including but not limited to drafts, drawings, personal notes, meeting minutes, software, etc.

40.2	The intellectual property rights and (or) confidential information created by Party B in the course of his/her duties are exclusively owned by Party A, and Party B shall transfer such intellectual property rights and (or) confidential information to Party A in accordance with this Article.

40.3	Party A agrees that the intellectual property rights and (or) confidential information created by Party B for non-duty and non-duty related matters belong to Party B, and if such intellectual property rights and (or) confidential information are created by using Party A’s equipment, instruments, materials, information, working time, intellectual property rights or other tangible and intangible resources, such intellectual property rights and (or) confidential information shall remain Party A’s property rights.

40.4	Party B shall assist Party A or a designee of Party A in applying for, acquiring and registering the intellectual property rights in various countries and regions, including but not limited to signing (or sealing) applications, affidavits, assignment letters, termination letters and other legal documents, as well as providing materials related to the application, protection and litigation of the intellectual property rights.

40.5	The materials and confidential materials related to the intellectual property rights owned, used, supervised or managed by Party B shall be the property of Party A, and Party B shall return them to Party A in full upon resignation and guarantee not to keep any copy of them.

40.6	All intellectual property rights created by Party B within one year from the date of resignation and related to the same or similar work performed by Party A belong to Party A and shall be submitted to Party A in writing at any time. If there is any doubt about the ownership of intellectual property rights, Party B shall give priority to friendly negotiation with Party A to confirm the ownership of intellectual property rights. Before the attribution of such right is confirmed, Party B shall not file any application, registration or registration for such intellectual property rights in its own name or by others, nor shall Party B do anything that may impair the acquisition, application, registration or registration of such intellectual property rights.

41.	Outside Employment

Party B warrants that it has terminated the labor relationship with its original employer and provided the certificate of termination of the labor relationship with its original employer when signing this Contract with Party A. Otherwise, Party A has the right to terminate this Contract. If Party A is sued by Party B’s original employer due to Party B’s fault, Party B shall compensate Party A for all the losses incurred thereby.

XIII.	Other Matters

42.	The Company’s rules, regulations and documents signed by Party B at the time of entry, such as Employee Manual, shall be annexed to this Contract and have the same effect as this Contract. Other matters not mentioned herein shall be subject to the Employee Manual of the Company. Party B confirms that it has read the Employee Manual.

43.	This contract shall come into force upon being signed (sealed) by both parties and shall be strictly executed by both parties. Any modification or alteration of any clause of this contract shall be confirmed by both parties through consultation and by signing the Supplementary Contract.

44.	This contract is made in duplicate, with each party holding one copy. Both copies have the same legal effect.

Party A: (Seal)	Party B: (signature)

Guangzhou Leizig Electro-Mechanical Co., LTD	Wei Chunyan

Legal representative

(entrusted agent): Guangzhou Leizig Electro-Mechanical Co., LTD

2023-04-10	2023-04-10